                               EXHIBIT 99(a)














                    FINANCIAL STATEMENTS AND SCHEDULES


                      CHEMICAL FINANCIAL CORPORATION
                           401 (K) SAVINGS PLAN



                     YEARS ENDED DECEMBER 31, 1996 AND
                          DECEMBER 31, 1995 WITH
                      REPORT OF INDEPENDENT AUDITORS

                      REPORT OF INDEPENDENT AUDITORS


Administrative Committee of the
Chemical Financial Corporation 401 (k) Savings Plan


     We have audited the accompanying statements of assets and participants' equity of the Chemical Financial Corporation 401 (k) Savings Plan as of December 31, 1996 and 1995 and the related statements of changes in participants' equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and participants' equity of the Plan at December 31, 1996 and 1995, and the changes in such participants' equity for the years then ended in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment and reportable transactions as of and for the year ended December 31, 1996 are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1996 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1996 financial statements taken as a whole.

S/ ERNST & YOUNG LLP


February 12, 1997

                                          STATEMENT OF ASSETS AND PARTICIPANTS' EQUITY

                                      CHEMICAL FINANCIAL CORPORATION 401 (K) SAVINGS PLAN

                                                       DECEMBER 31, 1996
                                                                                CHEMICAL       CASH
                                                                     STOCK      FINANCIAL      AND
                                          INTERMEDIATE                AND      CORPORATION    MONEY     PARTICIPANT
                                              BOND       INDEX       BOND         STOCK       MARKET        LOAN
                                              FUND       FUND        FUND         FUND         FUND         FUND       TOTAL
                                          ------------  ------     --------   ------------   -------    -----------  ---------
ASSETS:
   Investments at fair value:
     Chemical Financial Corporation
       Common Stock                                                            $1,400,236                           $1,400,236

   Federated Investors Mutual Funds:
     Federated Short-Intermediate
       Government Trust                    $123,197                                                                    123,197
     Max-Cap Fund                                      $703,917                                                        703,917
     Treasury Obligations Fund                  153         136    $    137           678    $240,835    $ 2,253       244,192
   Fidelity Investments-Puritan Fund                                294,387                                            294,387
   Participation loans                                                                                    22,401        22,401
                                           --------    --------    --------    ----------    --------    -------    ----------
                                            123,350     704,053     294,524     1,400,914     240,835     24,654     2,788,330

   Employee contributions receivable          1,049       5,005       2,810         9,871       1,808          0        20,543
   Cash and accrued income                      562          15           5            67       1,071          9         1,729
                                           --------    --------    --------    ----------    --------    -------    ----------

   Total Assets (equal to participant's
     equity)                               $124,961    $709,073    $297,339    $1,410,852    $243,714    $24,663    $2,810,602
                                           ========    ========    ========    ==========    ========    =======    ==========

See accompanying notes.

                                          STATEMENT OF ASSETS AND PARTICIPANTS' EQUITY

                                      CHEMICAL FINANCIAL CORPORATION 401 (K) SAVINGS PLAN

                                                       DECEMBER 31, 1995
                                                                                CHEMICAL       CASH
                                                                     STOCK      FINANCIAL      AND
                                          INTERMEDIATE                AND      CORPORATION    MONEY     PARTICIPANT
                                              BOND       INDEX       BOND         STOCK       MARKET        LOAN
                                              FUND       FUND        FUND         FUND         FUND         FUND       TOTAL
                                          ------------  ------     --------   ------------   -------    -----------  ---------
ASSETS:
   Investments at fair value:
     Chemical Financial Corporation
       Common Stock                                                            $1,081,080                           $1,081,080

   Federated Investors Mutual Funds:
     Federated Short-Intermediate
       Government Trust                    $127,111                                                                    127,111
     Max-Cap Fund                                      $460,200                                                        460,200
     Treasury Obligations Fund                1,302       5,043    $  3,018        10,145    $138,647    $ 1,183       159,338
   Fidelity Investments-Puritan Fund                                219,730                                            219,730
   Participation loans                                                                                    13,135        13,135
                                           --------    --------    --------    ----------    --------    -------    ----------
                                            128,413     465,243     222,748     1,091,225     138,647     14,318     2,060,594

   Employee contributions receivable          1,262       3,671       3,053         8,298       1,504                   17,788
   Cash and accrued income                      593          48           9            69         656         59         1,434
                                           --------    --------    --------    ----------    --------    -------    ----------

   Total Assets (equal to participant's
     equity)                               $130,268    $468,962    $225,810    $1,099,592    $140,807    $14,377    $2,079,816
                                           ========    ========    ========    ==========    ========    =======    ==========

See accompanying notes.

                                         STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY

                                      CHEMICAL FINANCIAL CORPORATION 401(K) SAVINGS PLAN

                                                  YEAR ENDED DECEMBER 31, 1996
                                                                                      CHEMICAL      CASH
                                                                           STOCK      FINANCIAL     AND
                                                 INTERMEDIATE               AND      CORPORATION   MONEY   PARTICIPANT
                                                     BOND       INDEX      BOND        STOCK       MARKET      LOAN
                                                     FUND       FUND       FUND         FUND        FUND       FUND       TOTAL
                                                 -----------  --------   --------   ------------ ---------  ---------  ----------
Additions:
   Interest and dividend income                    $  6,807   $ 22,751   $ 35,579   $   25,293   $  9,677    $ 1,822   $  101,929
   Employee contributions                            28,389    111,616     82,127      224,957     40,591                 487,680
                                                   --------   --------   --------   ----------   --------    -------   ----------
                                                     35,196    134,367    117,706      250,250     50,268      1,822      589,609
Deductions:
   Participants' accounts distributed upon
     withdrawal                                      (6,783)    (6,198)    (1,453)     (38,185)    (3,745)                (56,364)
   Net transfers between funds                      (32,721)    14,862    (47,096)         107     56,384      8,464            0
   Net realized and unrealized appreciation
     (depreciation) in fair value of investments:
     Realized                                          (352)     1,374      2,527       15,970                             19,519
     Unrealized                                        (647)    95,706       (155)      83,118                            178,022
                                                   --------   --------   --------   ----------   --------    -------   ----------
                          Net increase (decrease)    (5,307)   240,111     71,529      311,260    102,907     10,286      730,786

   Participants' equity at beginning of year        130,268    468,962    225,810    1,099,592    140,807     14,377    2,079,816
                                                   --------   --------   --------   ----------   --------    -------   ----------
         Participants' equity at end of year       $124,961   $709,073   $297,339   $1,410,852   $243,714    $24,663   $2,810,602
                                                   ========   ========   ========   ==========   ========    =======   ==========


See accompanying notes.

                                         STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY

                                      CHEMICAL FINANCIAL CORPORATION 401(K) SAVINGS PLAN

                                                  YEAR ENDED DECEMBER 31, 1996
                                                                                     CHEMICAL       CASH
                                                                           STOCK     FINANCIAL      AND
                                                 INTERMEDIATE               AND     CORPORATION    MONEY   PARTICIPANT
                                                     BOND       INDEX      BOND        STOCK       MARKET      LOAN
                                                     FUND       FUND       FUND        FUND         FUND       FUND       TOTAL
                                                  ----------  ---------  --------   -----------  ----------  --------  ----------
Additions:
   Interest and dividend income                    $  6,902   $ 70,850   $ 11,177   $   18,443   $  7,253    $ 1,223   $  115,848
   Employee contributions                            30,587     88,305     68,760      211,717     38,340                 437,709
                                                   --------   --------   --------   ----------   --------    -------   ----------
                                                     37,489    159,155     79,937      230,160     45,593      1,223      553,557
Deductions:
   Participants' accounts distributed upon
     withdrawal                                      (3,783)   (13,846)    (6,437)     (23,290)    (7,500)                (54,856)
   Net transfers between funds                      (23,196)   (45,047)    52,580       12,215     (6,419)     9,867        - - -
   Net realized and unrealized appreciation
     (depreciation) in fair value of investments:
     Realized                                          (319)     1,360       (100)       4,664                              5,605
     Unrealized                                       3,683     41,459     21,588      286,849                            353,579
                                                   --------   --------   --------   ----------   --------    -------   ----------
                                     Net increase    13,874    143,081    147,568      510,598     31,674     11,090      857,885

        Participants' equity at beginning of year   116,394    325,881     78,242      588,994    109,133      3,287    1,221,931
                                                   --------   --------   --------   ----------   --------    -------   ----------
              Participants' equity at end of year  $130,268   $468,962   $225,810   $1,099,592   $140,807    $14,377   $2,079,816
                                                   ========   ========   ========   ==========   ========    =======   ==========


See accompanying notes.

                    NOTES TO FINANCIAL STATEMENTS

         CHEMICAL FINANCIAL CORPORATION 401 (K) SAVINGS PLAN

                          DECEMBER 31, 1996


NOTE A - - SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared under the accrual basis of accounting in accordance with generally accepted accounting principles. As a result, the financial statements include accrual amounts for investment income and contributions which are not reported on the Annual Return/Report of Employee Benefit Plan (Form 5500) filed with the Department of Labor.

     Investments are stated at aggregate fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the Plan year. Investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the last reported bid price.

     Unrealized appreciation (depreciation) in the aggregate fair value of investments represents the change in the difference between aggregate fair value and the cost of investments. The realized gain or loss on sale of investments is the difference between the proceeds received and the cost of the specific investments sold. Realized gains and losses are different than the related amounts reported on Form 5500 which are computed as the difference between the proceeds received and the fair value at the beginning of the year as prescribed by the Department of Labor regulations.

     Expenses incurred in connection with the operation of the Plan are borne by Chemical Financial Corporation.

NOTE B - - DESCRIPTION OF THE PLAN

     The Plan is a voluntary, defined-contribution plan covering all eligible employees of the Corporation and subsidiaries.

     The Plan provides for the deferral of salaries, wages and bonuses in accordance with Section 401 (k) of the Internal Revenue Code. Employees of the Corporation or any of its subsidiaries are eligible for participation upon attaining age 21 and completing one year of service. At December 31, 1996 there were 460 participants in the Plan. Participants may be eligible to contribute up to 10% of their annual compensation, up to a maximum of $9,500 in 1996 and $9,240 in

1995. The employer made no contributions to the Plan during 1996 or 1995.

     Participants may direct their contributions into an intermediate bond fund, a stock index fund, a stock and bond fund, a money market fund, a Chemical Financial Corporation common stock fund or a combination of these funds, and may elect to change the percentage directed to each fund quarterly. All participant contributions are fully vested. Participant loans are permitted under the Plan. These loans are subject to a strict set of rules established by laws and regulations. As of December 31, 1996 the Plan had seven participant loans outstanding at interest rates ranging from 9.50%-11.75%.

     Information about the plan agreement and the vesting and benefit provisions is contained in the Summary Plan Description contained in the Chemical Financial Corporation Employee Handbook and is available along with information regarding investment alternatives from the Plan Administrator and Personnel Departments.

     The Corporation, acting through its Board of Directors, has the right to amend or terminate the Plan at any time.

NOTE C - - INVESTMENTS

     During the years ended December 31, 1996 and December 31, 1995 the Plan's net appreciation (depreciation) in the fair value of investments (including investments bought, sold, as well as held during the year) is summarized as follows:


                                                          1996           1995
                                                        --------       --------
Chemical Financial Corporation Common Stock Fund        $ 99,088       $291,513


Intermediate Bond Fund                                      (999)         3,364
Index Fund                                                97,080         42,819
Stock and Bond Fund                                        2,372         21,488
                                                        --------       --------
                                                        $197,541       $359,184
                                                        ========       ========


The fair value of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                             DECEMBER 31
                                                      -------------------------
                                                         1996           1995
                                                      ----------     ----------
Chemical Financial Corporation Common Stock           $1,400,236     $1,081,080

Federated Investors Mutual Funds:
   Federated Short-Intermediate Government Trust                        127,111
   Max-Cap Fund                                          703,917        460,200
   Treasury Obligations Fund                             244,192        159,338
Fidelity Investments-Puritan Fund                        294,387        219,730

NOTE D - - TRANSACTIONS WITH PARTIES-IN-INTEREST

THE FOLLOWING IS A SUMMARY OF TRANSACTIONS (AT COST) WITH PARTIES-IN-INTEREST:


                                                     CHEMICAL
                                                     FINANCIAL
                                                   CORP. COMMON
                                                    STOCK FUND
                                                   ------------
          Balance at December 31, 1994               $533,388

          Purchases in 1995                           268,711

          Sales in 1995                               (25,115)

          Distributions in 1995                       (18,845)
                                                     --------

          Balance at December 31, 1995               $758,139


          Purchases in 1996                           312,505

          Sales in 1996                               (42,724)

          Distributions in 1996                       (33,743)
                                                     --------

          Balance at December 31, 1996               $994,177
                                                     ========

NOTE E - - INCOME TAX STATUS

     The Internal Revenue Service has ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and therefore, is not subject to tax under present tax laws. Once qualified, the Plan is required to operate in conformity with the IRC in order to maintain its qualification. The Plan Sponsor is not aware of any course of action or series of events that would adversely affect the Plan's qualified status.

                                              SCHEDULE OF ASSETS HELD FOR INVESTMENT

                                        CHEMICAL FINANCIAL CORPORATION 401 (K) SAVINGS PLAN

                                           DECEMBER 31, 1996 AND FOR THE YEAR THEN ENDED
                                                DESCRIPTION OF INVESTMENT INCLUDING
  IDENTITY OF ISSUE, BORROWER, LESSOR OR          MATURITY DATE, RATE OF INTEREST,
              SIMILAR PARTY                      COLLATERAL, PAR OR MATURITY VALUE               COST           FAIR VALUE
  --------------------------------------        -----------------------------------           ----------        ----------
Chemical Financial Corporation                     Common Stock - 35,449 shares
     Common Stock                                  at $39.50/share current value              $  994,177        $1,400,236


Federated Investors Mutual Funds:
     Federated Short-Intermediate
       Government Trust                            Intermediate Bond Fund - 11,903 units         124,249           123,197
     Max-Cap Fund                                  Index Fund - 44,077 units                     570,479           703,917
     Treasury Obligations Fund                     Money Market Fund - 244,192 units,
                                                   $1.00/unit current value                      244,192           244,192
Fidelity Investments-Puritan Fund                  Stock and Bond Fund - 17,075 units            275,516           294,387
                                                                                              ----------        ----------
                     Total Mutual Funds                                                        1,214,436         1,365,693
                                                                                              ----------        ----------

Participant Loans                                  Seven loans at interest rates ranging
                                                   from 9.50%-11.75% and maturing
                                                   3/13/97 - 7/15/2001                            22,401            22,401
                                                                                              ----------        ----------
                      TOTAL INVESTMENTS                                                       $2,231,014        $2,788,330
                                                                                              ==========        ==========

There were no investment assets reportable as acquired and disposed of during the year.

                                                  SCHEDULE OF REPORTABLE TRANSACTIONS

                                                     CHEMICAL FINANCIAL CORPORATION
                                                          401(K) SAVINGS PLAN

                                                      YEAR ENDED DECEMBER 31, 1996
                                                                                                              CURRENT
                              DESCRIPTION OF ASSET                                    EXPENSE                 VALUE ON
  IDENTITY OF PARTY      INTEREST RATE AND MATURITY IN  PURCHASE  SELLING  LEASE   INCURRED WITH    COST    TRANSACTION  NET GAIN
       INVOLVED                  CASE OF A LOAN)          PRICE    PRICE   RENTAL   TRANSACTION   OF ASSET      DATE      (LOSS)
---------------------    -----------------------------  --------  -------  ------  -------------  --------  -----------  --------
Category iii) A series
of transactions
involving securities
of the same issue
which, when aggregated,
involve an amount in
excess of 5% of the
current value of
plan assets:

  Chemical Financial
     Corporation          Common Stock:
                             41 purchases                                                         $312,505    $312,505
                             22 sales                                                               42,724      58,694    $15,970

  Federated Investors     Index Fund:
                             28 purchases                                                          158,251     158,251
                              7 sales                                                               10,240      11,614      1,374

                          Money Market Fund:
                             210 purchases                                                         700,600     700,600
                             157 sales                                                             615,746     615,746      - - -

  Fidelity Investments    Stock and Bond Fund:
                             25 purchases                                                          126,736     126,736
                              6 sales                                                               51,924      54,451      2,527

There were no category i), ii) or iv) reportable transactions.